Exhibit 10.1

Published Transaction CUSIP Number: 29428DAA2

Published Revolver CUSIP Number: 29428DAB0

FOURTH

AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

among

EPIQ SYSTEMS, INC.

and

THE DOMESTIC SUBSIDIARY BORROWERS NAMED HEREIN

as Borrowers

THE LENDERS NAMED HEREIN

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Lead Arranger, Sole Book Runner and Administrative Agent

SILICON VALLEY BANK and REGIONS BANK

as Co-Syndication Agents

BBVA COMPASS and PNC BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

RBS CITIZENS, NATIONAL ASSOCIATION

as Senior Managing Agent

dated as of

April 25, 2011

i

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Domestic Subsidiary Borrower Assumption Agreement

Schedule 1	Commitments of Lenders
Schedule 2	Domestic Subsidiary Borrowers
Schedule 3	Guarantors of Payment
Schedule 4	Pledged Securities
Schedule 5	Real Property
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans, Guaranties and Investments
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings

TABLE OF CONTENTS

Page

Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.7	Taxes
Schedule 6.9	Locations
Schedule 6.10	Employee Benefits Plans
Schedule 6.15	Material Agreements
Schedule 6.16	Intellectual Property
Schedule 6.17	Insurance
Schedule 7.4	Pledged Notes
Schedule 7.5	Commercial Tort Claims

v

This FOURTH AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 25th day of April, 2011 among:

(a)           EPIQ SYSTEMS, INC., a Missouri corporation (“Epiq”);

(b)           each Domestic Subsidiary Borrower, as hereinafter defined, as may hereafter become a party hereto (each such Domestic Subsidiary Borrower, together with Epiq shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”);

(c)           the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(d)           KEYBANK NATIONAL ASSOCIATION, a national banking association, as the lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”);

(e)           SILICON VALLEY BANK and REGIONS BANK, a national banking association, as co-syndication agents under this Agreement (each a “Co-Syndication Agent”);

(f)            COMPASS BANK, an Alabama banking corporation, sometimes referred to as “BBVA Compass”, and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as co-documentation agents under this Agreement (each a “Co-Documentation Agent”); and

(g)           RBS CITIZENS, NATIONAL ASSOCIATION, a national banking association, as the senior managing agent under this Agreement (the “Senior Managing Agent”).

WITNESSETH:

WHEREAS, Epiq, Agent and the lenders named therein entered into that certain Third Amended and Restated Credit and Security Agreement, dated as of June 9, 2010 (the “Third Amended Credit Agreement”), which agreement amended and restated that certain Second Amended and Restated Credit and Security Agreement, dated as of July 30, 2008 (the “Second Amended Credit Agreement”), which agreement amended and restated that certain Amended and Restated Credit and Security Agreement, dated as of November 15, 2005 (as amended, the “First Amended Credit Agreement”), which agreement amended and restated that certain Credit and Security Agreement, dated as of July 20, 2004 (the “Original Credit Agreement” and, together with the First Amended Credit Agreement, the Second Amended Credit Agreement and the Third Amended Credit Agreement, collectively, the “Prior Credit Agreements”);

WHEREAS, this Agreement amends and restates in its entirety the Third Amended Credit Agreement and, upon the effectiveness of this Agreement, on the Closing Date, the terms and provisions of the  Third Amended Credit Agreement shall be superseded hereby.  All references to “Credit Agreement” contained in the Loan Documents, as defined in the Original Credit Agreement, the First Amended Credit Agreement, the Second Amended Credit Agreement or the Third Amended Credit Agreement, delivered in connection with the Original Credit Agreement, the First Amended Credit Agreement, the Second Amended Credit Agreement or the Third Amended Credit Agreement shall be deemed to refer to this Agreement.  Notwithstanding the amendment and restatement of the Third Amended Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Third Amended Credit Agreement as of the Closing Date shall remain outstanding and constitute continuing Obligations hereunder.  The obligations outstanding under the Original Credit Agreement on the closing date of the First Amended Credit Agreement constituted obligations under the First Amended Credit Agreement and constitute Obligations under this Agreement.  The obligations outstanding under the First Amended Credit Agreement on the closing date of Second Amended Credit Agreement constituted obligations under the Second Amended Credit Agreement and constitute Obligations under this Agreement.  The obligations outstanding under the Second Amended Credit Agreement on the closing date of the Third Amended Credit Agreement constituted obligations under the Third Amended Credit Agreement and constitute obligations under this Agreement.  Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.  In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Third Amended Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Third Amended Credit Agreement in its entirety;

WHEREAS, it is the intent of Borrowers, Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and

WHEREAS, Borrowers, Agent and the Lenders have contracted for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Accounting Change” means that term as defined in Section 1.2 hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b) hereof.

“Additional Facility” means a revolving credit facility or term loan facility.

“Additional Facility Amendment” means that term as defined in Section 2.9(b) hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b) hereof.

“Administrative Borrower” means Epiq.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph hereof.

“Agent Fee Letter” means the Agent Fee Letter between Epiq and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Agreement” means that term as defined in the first paragraph hereof.

“Applicable Commitment Fee Rate” means:

(a)           for the period from the Closing Date through May 31, 2011, forty (40.00) basis points; and

(b)           commencing with the Consolidated financial statements of Epiq for the fiscal quarter ending March 31, 2011, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on June 1, 2011 and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.50 to 1.00	50.00 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	40.00 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	35.00 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	30.00 basis points
Less than 1.00 to 1.00	25.00 basis points

After June 1, 2011, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Epiq.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, (i) during any period when Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, and such failure has continued for five Business Days, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) Borrowers shall immediately deliver to

Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) Borrowers shall immediately pay to Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Margin” means:

(a)           for the period from the Closing Date through May 31, 2011, two hundred fifty (250.00) basis points for Eurodollar Loans and one hundred fifty (150.00) basis points for Base Rate Loans; and

(b)           commencing with the Consolidated financial statements of Epiq for the fiscal quarter ending March 31, 2011, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, shall be used to establish the number of basis points that will go into effect on June 1, 2011 and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.50 to 1.00	275.00	175.00
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	250.00	150.00
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	225.00	125.00
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	200.00	100.00
Less than 1.00 to 1.00	175.00	75.00

After June 1, 2011, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Epiq.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof.  Notwithstanding anything herein to the contrary, (i) during any period when Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, and such failure has continued for five Business Days, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) Borrowers shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) Borrowers shall immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London Interbank Offered Rate for loans in Eurodollars with an Interest Period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day).  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph hereof.

“Borrowers” means that term as defined in the first paragraph hereof.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by one or more Borrowers with Agent, without liability by Agent or the Lenders to pay interest thereon, from which account Agent, on behalf of the Lenders, subject to the provisions of Section 7.2 hereof, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Equivalents” means, as to any Person, (a) securities issued by, or directly, unconditionally and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued by, or directly, unconditionally and fully guaranteed or insured by, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s; (c) time deposits, certificates of deposit or bankers’ acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any United States branch of a foreign bank having, capital and surplus aggregating in excess of Five Hundred Million Dollars ($500,000,000) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in subpart (a) above entered into with any bank meeting the qualifications specified in subpart (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor’s or at least P-2 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subparts (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Company presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Agent or any Lender.

“Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person (other than Tom Olofson or Christopher Olofson) or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of Epiq; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Epiq by Persons who were neither (i) nominated by the board of directors or other governing body of Epiq nor (ii) appointed or approved by directors so nominated or elected by a majority of shareholders; (c) Epiq shall cease to own one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of each Domestic Subsidiary Borrower (other than with respect to any merger or Disposition otherwise expressly permitted hereunder); or (d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter between Epiq and Agent, dated as of the Closing Date.

“Co-Documentation Agent” means that term as defined in the first paragraph hereof.

“Co-Managing Agent” means that term as defined in the first paragraph hereof.

“Co-Syndication Agent” means that term as defined in the first paragraph hereof.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of each Borrower’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any),

Commercial Tort Claims, General Intangibles, Inventory and Equipment (other than the following, but exclusive of proceeds of any of the following: (A) computer equipment provided to bankruptcy trustees and located on their premises in the ordinary course of Borrowers’ business, (B) computer equipment placed in offices of Borrowers’ customers but only to the extent the aggregate value of all such computer equipment is immaterial, (C) fractional interests in aircraft where a pledge is prohibited by the agreement among the holders of such interests, (D) equity interests in (1) any direct Foreign Subsidiary in excess of (y) sixty-five percent (65%) of the total combined voting power of all classes of equity interests or stock of such Foreign Subsidiary’s stock or other equity interests, and (z) one hundred percent (100%) of the non-voting equity interests or stock of such Foreign Subsidiary’s stock or other equity interests, and (2) any indirect Foreign Subsidiary, (E) permits, licenses and contracts which by the terms of such permits, licenses and contracts prohibit the assignment of such agreements (to the extent such prohibition is enforceable at law), and (F) fixed assets subject to a purchase money lien or capital lease with an underlying contract or agreement that prohibits the granting of a second lien on such fixed assets, but only to the extent such prohibition is enforceable at law and only as long as such liens attach to such fixed assets), (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; (b) the Real Property; and (c) Proceeds of any of the foregoing.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Amount” means Fifty Million Dollars ($50,000,000).

“Commitment Increase Period” means the period from the Closing Date to the date that is thirty (30) days prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Closing Date to December 31, 2015 (or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof).

“Companies” means all Borrowers and all Subsidiaries of all Borrowers.

“Company” means a Borrower or a Subsidiary of a Borrower.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of the attached Exhibit D.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent, but excluding ordinary trade payables and ordinary accrued expenses, in each case payable in the ordinary course of business), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of Epiq and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of Epiq (specifically including any software development costs that are capitalized, but excluding capital expenditures directly financed through a capitalized lease (with acceptable documentation available upon request of Agent or any Lender) and intangibles (other than software development costs)), as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges of Epiq for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) for such period, as determined on a Consolidated basis; provided that, notwithstanding the foregoing, Consolidated Depreciation and Amortization Charges shall exclude any component of Consolidated Interest Expense resulting from the amortization of any loan fees and Consolidated Interest Expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) (i) extraordinary or unusual non-cash losses not incurred in the ordinary course of business but that were counted in the net income calculation for such period, minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business but that were counted in the net income calculation for such period, (e) unamortized costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement (specifically including the costs and fees paid by Borrowers in connection with the closing of this Agreement whether or not capitalized) and any Acquisition (occurring prior to, on or subsequent to the Closing Date), up to an aggregate amount for all Companies, with respect to Acquisition related costs, fees and expenses, not to exceed Six Million Dollars ($6,000,000) during any twelve (12) month period, (f) expenses and charges which will be indemnified or reimbursed to the extent such amounts are covered by funds in a valid escrow account or similar arrangement, and (g) any other component of net income (or net loss) which is non-cash and will not convert to cash within one year, including without exception any charges related to the granting of share-based payments to employees or directors; provided that (A) any time an Acquisition on an on-going business is made pursuant to Section 5.13 hereof, Consolidated

EBITDA shall be recalculated to include the EBITDA of the acquired company as if such Acquisition had been completed on the first day of the relevant measuring period, and (B) Consolidated EBITDA shall be calculated without giving any effect to FAS 141(R) as such relates to contingent consideration.

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense (excluding (i) any fees (including underwriting fees) and expenses paid in connection with the consummation of Acquisitions (occurring prior to, on or subsequent to the Closing Date), (ii) any payments made to obtain a Hedge Agreement, and (iii) any amendment, closing, agent or collateral monitoring fees paid or required to be paid pursuant to this Agreement (paid in cash) or any prior financing); (b) Consolidated Income Tax Expense paid in cash; (c) scheduled principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans); and (d) Capital Distributions; provided that (i) during the Special Share Repurchase Period, the Special Share Repurchases shall be excluded from Consolidated Fixed Charges, (ii) additional share repurchases completed by Epiq outside of the Special Share Repurchase Period shall be excluded from Consolidated Fixed Charges so long as, immediately after any such share repurchase (to be tested solely at the time of such repurchase), the sum of (A) unrestricted and unencumbered (except as to the Lien of Agent, for the benefit of the Lenders) cash on hand of Borrowers held at financial institutions located in the United States, (B) Cash Equivalents, and (C) the Revolving Credit Availability (but only so long as such Revolving Credit Availability is accessible to Borrowers without violating the Leverage Ratio (using Consolidated EBITDA for the most recently completed four fiscal quarters) on a pro forma basis at the time of any such share repurchase) equals an amount in excess of Thirty-Five Million Dollars ($35,000,000), and (iii) Capital Distributions, permitted to be made pursuant to Section 5.15 hereof, made in connection with the vesting of restricted stock shall be excluded from Consolidated Fixed Charges.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Epiq, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Epiq (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Epiq, to the extent such taxes have been imposed in lieu of income taxes, as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any) of Epiq for such period, as determined on a Consolidated basis; provided that, notwithstanding the foregoing, Consolidated Interest Expense shall include any interest expense resulting from the amortization of any loan fees, and interest expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Epiq for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Epiq, determined as of such date on a Consolidated basis.

“Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Fronting Lender of a Letter of Credit.

“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified Agent and Administrative Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified Administrative Borrower or Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from Agent or Administrative Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to Agent or any other Lender when due an amount owed by such Lender to Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured.  Any Defaulting Lender shall cease to be a Defaulting Lender when Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.; provided that Deposit Account shall exclude any Deposit Account that is a trust or special account exclusively comprised of funds for (a) payroll (and related payroll taxes), (b) 401(k) and other retirement plans and employee benefits, including for deferred compensation, (c) health care benefits, and (d) escrow arrangements (including, without limitation, environmental indemnity accounts and the Encore Escrow Account).

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, Agent and a depository institution, dated on or after the Original Closing Date, to be in form and substance reasonably satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Disposition” means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company to another Company or in the ordinary course of business.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary Borrower” means each of the Domestic Subsidiaries of Epiq set forth on Schedule 2 hereto, together with any other Domestic Subsidiary of Epiq that, on or after the Closing Date, shall have satisfied, in the opinion of Agent, the requirements of Section 2.13(a) hereof.

“Domestic Subsidiary Borrower Assumption Agreement” means each of the Domestic Subsidiary Borrower Assumption Agreements executed by a Company that shall have become a Borrower pursuant to Section 2.13 hereof after the Closing Date, substantially in the form of the attached Exhibit F, as the same may from time to time be amended, restated or otherwise modified.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Two Hundred Fifty Thousand Dollars ($250,000), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Two Hundred Fifty Thousand Dollars ($250,000).

“EBITDA” means, for any period, in accordance with GAAP, the net earnings of a Person for such period, plus, without duplication, the aggregate amounts deducted in determining such net earnings in respect of (a) interest expense of such Person including loan fee amortization and interest expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness, (b) income taxes of such Person, and (c) the aggregate of all depreciation and amortization charges of such Person excluding loan fee amortization and interest expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness, (d) (i) extraordinary or unusual non-cash losses not incurred in the ordinary course of business of such Person but that were counted in the net income calculation for such period, minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business of such Person but that were counted in the net income calculation for such period, (e) expenses and charges which will be indemnified or reimbursed to the extent such amounts are covered by funds in a valid escrow account or similar arrangement, and (f) any other component of net income (or net loss) which is non-cash and will not convert to cash within one year, including without exception any charges related to the granting of share-based payments to employees or directors; provided that EBITDA shall be calculated without giving any effect to FAS 141(R) as such relates to contingent consideration.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate.

“Encore Escrow Account” means the Deposit Account held at Wells Fargo Bank, National Association pursuant to that certain Escrow Agreement, dated as of April 4, 2011, among ELS Holdings, LLC, a Delaware limited liability company, as stockholder, Epiq Systems Holding Company, a Delaware corporation, as buyer, and Wells Fargo Bank, National Association, a national banking association, as escrow agent.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards which are legally binding and promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Epiq” means that term as defined in the first paragraph hereof.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that would reasonably be expected to result in the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could reasonably be expected to result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) notice that any Multiemployer Plan is in reorganization under ERISA Section 4241; (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (h) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (i) any incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based upon the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association

Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, (and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, treasurer, vice president of finance or controller.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Epiq.

“First Amended Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Epiq, on a Consolidated basis, the ratio of (a) (i) Consolidated EBITDA, minus (ii) Consolidated Capital Expenditures (excluding Consolidated Capital Expenditures that are made (A) in connection with an Acquisition permitted pursuant to Section 5.13 hereof, (B) in connection with leasehold improvements (but only to the extent such improvements are reimbursable by the landlord), or (C) with the net proceeds of Dispositions of capital assets (excluding real estate); to (b) Consolidated Fixed Charges.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Lender” means, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent shall be unable to issue or shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders hereunder.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board (or agencies within the United States accounting profession with similar or delegated functions and recognized by the Financial Accounting Standards Board as having authority to issue such interpretations), applied on a basis consistent with the past accounting practices and procedures of Epiq and the SEC (unless a change is the result of the adoption of a new standard or the interpretation of an existing standard), which are applicable to the circumstances as of the date of determination.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 3 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” means the Amended and Restated Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, and any other guaranty of payment executed and delivered subsequent to the Closing Date by a Guarantor of Payment, in each case, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and accrued expenses and deferred taxes incurred and paid in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness secured by a Lien on the property of a Company, whether or not such indebtedness shall have been assumed by such Company, provided that if such Company has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (k) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (l) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (m) any guaranty of any obligation described in subparts (a) through (l) hereof.

“Insolvent Lender” means a Lender, as reasonably determined by Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.  Any Insolvent Lender shall cease to be an Insolvent Lender when Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed and delivered on or after the Original Closing Date by a Borrower or Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Intellectual Property Security Amendment” means each Amendment and Confirmation of Intellectual Property Security Agreement (or similar document) executed and delivered on or after the Original Closing Date by a Borrower or Guarantor of Payment, relating to an Intellectual Property Security Agreement previously delivered by such Credit Party.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower may select upon notice, as set forth in Section

2.5 hereof; provided that if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“ITU Application” means a trademark application filed with the United States Patent and Trademark Office in Washington D.C. pursuant to 15 U.S.C. § 1051(b).

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance reasonably satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lender and the Swing Line Lender.

“Letter of Credit” means a standby letter of credit that shall be issued by the Fronting Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) one year after the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Fronting Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Epiq), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Epiq).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Liquidity” means, at any date, an amount equal to the sum of (a) unrestricted and unencumbered cash, (b) unrestricted and unencumbered Cash Equivalents having maturities of not more than one year from the date of acquisition and (c) the Revolving Credit Availability.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, each Domestic Subsidiary Borrower Assumption Agreement, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of any Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the ability of Borrowers or the Companies to perform its or their obligations under this Agreement or any of the other Loan Documents, or (d) the validity or enforceability of the Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies in excess of the amount of Three Million Dollars ($3,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Original Closing Date, relating to the Real Property, executed and delivered by a Credit Party to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Mortgage Amendment” means each Open-End Mortgage Modification Agreement (or similar agreement), relating to each Mortgage delivered prior to the Closing Date, executed and delivered by a Company on or after the Closing Date.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Consenting Lender” means that term as defined in Section 11.3(d) hereof.

“Non-Credit Party” means a Company that is not a Credit Party.

“Non-Credit Party Exposure” means the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is a Non-Credit Party.

“Non-U.S. Lender” means that term as defined in Section 3.2(d) hereof.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to Agent, the Swing Line Lender, the Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans; and all obligations of Borrowers or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Original Closing Date” means July 20, 2004.

“Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 11.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a)           the investments by Epiq or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b)           the loans by Epiq or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c)           any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company; and

(d)           any Non-Credit Party Exposure, not otherwise permitted under this definition, up to the aggregate amount for all Foreign Subsidiaries, when combined with all Permitted Investments, not to exceed Fifty Million Dollars ($50,000,000) at any time outstanding.

“Permitted Investment” means an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of One Million Dollars ($1,000,000) (net of any returns of capital realized on such investments).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by a Borrower or a Guarantor of Payment, as applicable, in favor of Agent, for the benefit of the Lenders, dated on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes payable to a Borrower, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time by payable to one or more Borrowers.

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary.  (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit.  Each change in the Prime Rate shall be effective immediately from and after such change.

“Prior Credit Agreements” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash.  Cash proceeds include, without limitation, moneys, checks and Deposit Accounts.  Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.  Except as expressly authorized in this Agreement, the right of Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

“Real Property” means each parcel of real estate owned by a Credit Party as set forth on Schedule 5 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Register” means that term as described in Section 11.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all reasonable out-of-pocket costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of at least fifty-one percent (51%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities.  The

Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption (including any mandatory redemption or optional redemption), retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) the exercise by such Company of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness.

“Revolving Amount” means the principal amount of Three Hundred Twenty-Five Million Dollars ($325,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Fronting Lender to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Lender” means a Lender, with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto.

“Revolving Loan” means a loan made to Borrowers by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Second Amended Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an affiliate of a then existing

Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party, Agent and a Securities Intermediary, dated on or after the Original Closing Date, to be in form and substance reasonably satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means the Amended and Restated Security Agreement executed and delivered by a Guarantor of Payment in favor of Agent, for the benefit of the Lenders, and any other security agreement executed and delivered subsequent to the Closing Date by a Guarantor of Payment, in each case, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to the previously executed Security Agreement.

“Security Documents” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Intellectual Property Security Amendment, each Mortgage, each Landlord’s Waiver, each Mortgage Amendment, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets, on a going concern basis, is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and generally pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.  As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Special Share Repurchase Period” means the period from November 19, 2010 through March 19, 2011.

“Special Share Repurchases” means share repurchases made by Epiq during the Special Share Repurchase Period, in an aggregate amount not to exceed Thirty-Five Million Dollars ($35,000,000).

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations (other than contingent indemnity obligations).

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.  Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Epiq.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to Agent and the Fronting Lender, issued by an issuer satisfactory to Agent and the Fronting Lender.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to Borrowers up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to Borrowers by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Third Amended Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Total Commitment Amount” means the principal amount of Three Hundred Twenty-Five Million Dollars ($325,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Trademark Act” means the U.S. Trademark Act of 1946, as amended.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“Unexercised Availability” means the aggregate amount of all written commitments received by Borrowers from financial institutions to provide Additional Commitments pursuant to Section 2.9(b) hereof, but only so long as (a) such commitments have not yet been accepted by Borrowers, (b) such commitments are in form and substance reasonably satisfactory to Agent, and (c) the aggregate amount of all such commitments does not exceed the increase amount available to Borrowers pursuant to Section 2.9(b) hereof.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, limited liability company, unlimited liability company or other entity, all of the securities or other ownership interest of which having ordinary Voting Power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.2.  Accounting Terms.  Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrowers, Agent and the Required Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrowers, Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated and construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (or successors thereto or agencies with similar functions).

Section 1.3.  Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.  Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4.  Confirmation of Recitals.  Borrowers, Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1.  Amount and Nature of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to Borrowers, and issue or participate in Letters of Credit at the request of Borrowers, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)                                 Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit:

(i)            the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)           the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)                                  The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2.  Revolving Credit Commitment.

(a)                                  Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to Borrowers in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure.  Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans.  Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.

(b)                                 Letters of Credit.

(i)            Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Borrower or a

Guarantor of Payment, as Administrative Borrower may from time to time request.  Administrative Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment.  The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

(ii)           Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit.  Each such request shall be in a form reasonably acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby.  Concurrently with each such request, Administrative Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent.  Agent shall give the Fronting Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii)          Standby Letters of Credit Fees.  With respect to each Letter of Credit and the drafts thereunder, if any, whether issued for the account of a Borrower or any Guarantor of Payment, Borrowers agree to (A) pay to Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on such Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)          Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, Borrowers shall promptly reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by Borrowers on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent),

Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Borrowers irrevocably authorize and instruct Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder.  Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v)           Participation in Letters of Credit.  If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrowers pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.  Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)          Letters of Credit Outstanding Beyond the Commitment Period.  If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, Borrowers shall deposit with Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties.  The cash shall be deposited in an escrow account at a financial institution designated by the Fronting Lender.  The Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit.  Borrowers shall also execute such documentation as Agent or the Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement.  After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to Administrative Borrower.

(vii)         Requests for Letters of Credit When One or More Revolving Lenders are Affected Lenders.  No Letter of Credit shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless Agent (and the Fronting Lender) has entered into satisfactory (to Agent and the Fronting Lender) arrangements (including, without limitation, the posting of cash collateral) with Borrowers or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(viii)        Letters of Credit Issued and Outstanding When One or More Revolving Lenders are Affected Lenders.  With respect to any Letters of Credit that have been issued and are outstanding at the time any Revolving Lender is an Affected Lender, Agent (and the Fronting Lender) shall have the right to request that Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent (and the Fronting Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(c)                                  Swing Loans.

(i)            Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrowers in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

(ii)           Refunding of Swing Loans.  If the Swing Line Lender so elects, by giving notice to Administrative Borrower and the Revolving Lenders, Borrowers agree that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder.  Upon receipt of such notice by Administrative Borrower and the Revolving Lenders, Borrowers shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof).  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of Agent and such Revolving Lender).  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Borrowers irrevocably authorize and instruct Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan.  Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)          Participation in Swing Loans.  If, for any reason, the Swing Line Lender is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the

Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount of such Swing Loan.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Revolving Lender.

(iv)          Requests for Swing Loan When One or More Revolving Lenders are Affected Lenders.  No Swing Loan shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless Agent has entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral) with Borrowers or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(v)           Swing Loans Outstanding When One or More Revolving Lenders are Affected Lenders.  With respect to any Swing Loans that are outstanding at the time any Revolving Lender is an Affected Lender, Agent shall have the right to request that Borrowers or such Affected Lender cash collateralize, in form and substance satisfactory to Agent, such Swing Loans so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

Section 2.3.  Interest.

(a)                                  Revolving Loans.

(i)            Base Rate Loan.  Borrowers shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing June 30, 2011, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)           Eurodollar Loans.  Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate.  Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b)           Swing Loans.  Borrowers shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time, from the date thereof until paid, at the Derived Base Rate from time to time in effect.  Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)           Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default pursuant to Section 8.1 or 8.11 hereof shall occur and be continuing, upon the election of the Required Lenders with respect to an Event of Default pursuant to Section 8.1 hereof and automatically with respect to an Event of Default pursuant to Section 8.11 hereof, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(d)           Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Administrative Borrower for distribution to Borrowers, as appropriate.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4.  Evidence of Indebtedness.

(a)           Revolving Loans.  Upon the request of a Revolving Lender, to evidence the obligation of Borrowers to repay the Revolving Loans made by such Revolving Lender and to pay interest thereon, Borrowers shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from Borrowers’ obligations to such Revolving Lender hereunder.

(b)                                 Swing Loans.  Upon the request of the Swing Line Lender, to evidence the obligation of Borrowers to repay the Swing Loans and to pay interest thereon, Borrowers shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Borrowers’ obligations to the Swing Line Lender hereunder.

Section 2.5.  Notice of Credit Event; Funding of Loans.

(a)                                  Notice of Credit Event.  Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender); provided that an Authorized Officer of Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if Agent or any Lender provides funds or initiates funding based upon such verbal request, Administrative Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect.  Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)                                 Funding of Loans.  Agent shall notify each Revolving Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 1:00 P.M. (Eastern time) on the date such Notice of Loan is received.  On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to Agent, not later than 2:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it.  If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of one or more Borrowers or otherwise receive such amount from Borrowers, promptly after demand, in the event that such Revolving Lender shall fail to reimburse Agent in accordance with this subsection (b).  Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c)                                  Conversion and Continuation of Loans.

(i)            At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar

Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.  Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii)           At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)                                 Minimum Amount for Loans.  Each request for:

(i)            a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000);

(ii)           a Eurodollar Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii)          a Swing Loan shall be in an amount of not less than One Hundred Thousand Dollars ($100,000).

(e)                                  Interest Periods.  Administrative Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

(f)                                    Advancing of Non Pro-Rata Revolving Loans.  Notwithstanding anything in this Agreement to the contrary, if Borrowers request a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Revolving Lenders are Defaulting Lenders, the non-Defaulting Lenders shall honor such request by making a non pro-rata Revolving Loan to Borrowers in an amount equal to (i) the amount requested by Borrowers, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders.  For purposes of such Revolving Loans, the Revolving Lenders that are making such Revolving Loan shall do so in proportion to their Commitment Percentages of the amount requested by Borrowers.  For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, be in excess of the Maximum Amount for such Lender.

Section 2.6.  Payment on Loans and Other Obligations.

(a)                                  Payments Generally.  Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)                                 Payments from Borrowers.  All payments (including prepayments) to Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrowers under this Agreement, shall be made in

Dollars.  All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof for the account of the appropriate Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 1:00 P.M. (Eastern time) on the due date thereof in immediately available funds.  Any such payments received by Agent (or the Fronting Lender or the Swing Line Lender) after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)           Payments to Lenders.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender.  Payments received by Agent shall be delivered to the Lenders in Dollars in immediately available funds.  Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)           Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)           Affected Lender.  To the extent that Agent receives any payments or other amounts for the account of a Revolving Lender that is an Affected Lender, at the discretion of Agent, such Affected Lender shall be deemed to have requested that Agent use such payment or other amount (or any portion thereof, at the discretion of Agent) first, to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(v), 2.2(c)(iii), and 2.5(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

(f)            Payment of Non Pro-Rata Revolving Loans.  Notwithstanding anything in this Agreement to the contrary, at the sole discretion of Agent, in order to pay Revolving Loans that were not advanced pro rata by the Revolving Lenders, any payment of any Loan may first be applied to such Revolving Loans that were not advanced pro rata.

Section 2.7.  Prepayment.

(a)           Right to Prepay.

(i)            Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by Administrative Borrower.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid.  Prepayments of Base Rate Loans shall be without any premium or penalty.

(ii)           Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii)          Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of Agent, in order to prepay Revolving Loans that were not advanced pro rata by all of the Revolving Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Revolving Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)           Notice of Prepayment.  Administrative Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and written notice of the prepayment of any Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)           Minimum Amount.  Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of Two Hundred Fifty Thousand Dollars ($250,000), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8.  Commitment and Other Fees.

(a)           Commitment Fee.  Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) (A) the average daily Revolving Credit Commitment in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter.  The commitment fee shall be payable in arrears, on

June 30, 2011 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)           Agent Fee.  Borrowers shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.9.  Modifications to Commitment.

(a)           Optional Reduction of Revolving Credit Commitment.  Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Credit Commitment to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000).  Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof.  After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Credit Commitment as so reduced.  If Borrowers reduce in whole the Total Commitment Amount, on the effective date of such reduction (Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Credit Notes to Administrative Borrower.  Any partial reduction in the Revolving Credit Commitment shall be effective during the remainder of the Commitment Period.  Upon each decrease of the Revolving Credit Commitment, the Revolving Amount and the Total Commitment Amount shall be proportionally decreased.

(b)           Increase in Commitment.

(i)            At any time during the Commitment Increase Period, Administrative Borrower may request that Agent increase the Total Commitment Amount by (A) increasing the Revolving Amount, or (B) adding an Additional Facility to this Agreement (any such Additional Facility shall be subject to subsection (c) below); provided that the aggregate amount of all such increases under this subsection (b) shall not exceed the Commitment Increase Amount.  Each such request for an increase shall be in an amount of at least Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to an Additional Facility, or (3) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment or an Additional Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”); provided that existing Lenders shall be given the first opportunity to provide Additional Commitments.

(ii)           During the Commitment Increase Period, all of the Lenders agree that Agent shall permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Administrative Borrower and each Lender a revised Schedule 1 to this Agreement, including revised applicable Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) Borrowers shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes or other Notes as shall be required by Agent (and requested by the Lenders).  The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)          On each Additional Lender Assumption Effective Date, as appropriate, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and Borrowers shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more Eurodollar Loans).  In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) above) without the prior written consent of such Lender.  Borrowers shall not request any increase in the Total Commitment Amount pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase (including a pro forma calculation of the financial covenants set forth in Section 5.7 hereof) would exist.  At the time of any such increase, at the request of Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by Agent.

(c)           Additional Facilities.

(i)            Each Additional Facility (A) shall rank pari passu in right of payment with the Revolving Loans, (B) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, and (D) may have mandatory prepayments, which amounts shall be shared pro rata with the Revolving Lenders after the occurrence of an Event of Default, at the discretion of the Revolving Lenders; provided that (1) the terms and conditions applicable to any Additional Facility maturing after the last day of the Commitment Period may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the last day of the Commitment Period, and (2) may be priced differently than Revolving Loans; provided that, if the applicable interest rates for an Additional Facility are greater than fifty (50.00) basis points in excess of the interest rates of any existing Loans, the interest rates with respect to such existing Loans shall be automatically increased by the number of basis points of such excess.

(ii)           An Additional Facility may be added hereunder pursuant to an amendment or restatement (an “Additional Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Lender providing a commitment with respect to such Additional Facility and each Additional Lender providing a commitment with respect to such Additional Facility, and Agent.  An Additional Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent, to effect the provisions of Section 2.06(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 9.8 hereof for the purpose of treating such Additional Facility pari passu with Revolving Loans).

Section 2.10.  Computation of Interest and Fees.  With the exception of Base Rate Loans, interest on Loans Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11.  Mandatory Payments.

(a)           Revolving Credit Exposure.  If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment as then in effect, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)           Swing Line Exposure.  If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)           Mandatory Payments Generally.  Unless otherwise designated by Administrative Borrower, each prepayment pursuant to subsection (a) above shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12.  Liability of Borrowers.

(a)           Joint and Several Liability.  Each Borrower hereby authorizes Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder.  Each Borrower acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents.  Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

(b)           Appointment of Administrative Borrower.  Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither Agent nor any Lender shall incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(c)           Maximum Liability of Each Domestic Subsidiary Borrower and Rights of Contribution.  Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Domestic Subsidiary Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Domestic Subsidiary Borrower from other Affiliates of such Domestic Subsidiary Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.  Borrowers hereby agree as among themselves that, in connection with the payments made hereunder, each Borrower shall have a right of contribution from each other Borrower in accordance with applicable law.  Such contribution rights shall be waived until such time as the Obligations have been paid in full (other than contingent indemnification obligations), and no Borrower shall exercise any such contribution rights until the Obligations have been paid in full (other than contingent indemnification obligations).

(d)           Waivers of Each Borrower.  In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each

Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition.  Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held.  Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower.  Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full (other than contingent indemnity obligations).

Section 2.13.  Addition of a Domestic Subsidiary Borrower.

(a)           Addition of a Domestic Subsidiary Borrower.  At the request of Administrative Borrower (with at least seven days prior written notice to Agent and the Lenders), a Wholly-Owned Subsidiary of Epiq that is a Domestic Subsidiary may become a Domestic Subsidiary Borrower hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent:

(i)            Domestic Subsidiary Borrower Assumption Agreement.  Each Borrower and such Domestic Subsidiary shall have executed and delivered to Agent a fully executed Domestic Subsidiary Borrower Assumption Agreement, prepared by Agent, with such additional provisions as Agent, in its reasonable discretion, may determine are necessary or appropriate.  Agent is hereby authorized by the Lenders to enter into such Domestic Subsidiary Borrower Assumption Agreement on behalf of the Lenders.

(ii)           Notes as Requested.  Each Borrower and such Domestic Subsidiary shall have executed and delivered to (A) each Lender requesting a replacement Revolving Credit Note such Lender’s replacement Revolving Credit Note, and (B) the Swing Line Lender a replacement Swing Line Note, if requested by the Swing Line Lender.

(iii)          Security Documents.  Such Domestic Subsidiary shall have executed and delivered to Agent, for the benefit of the Lenders, such Security Documents as may be deemed advisable or necessary by Agent.

(iv)          Lien Searches.  With respect to the property owned or leased by such Domestic Subsidiary, Borrowers shall have caused to be delivered to Agent (A) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (B) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (C) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(v)           Officer’s Certificate, Resolutions, Organizational Documents.  Such Domestic Subsidiary shall have delivered to Agent an officer’s certificate (or comparable domestic document) certifying the names of the officers or members of such Domestic Subsidiary authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (A) the resolutions of the board of directors (or comparable documents) of such Domestic Subsidiary evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Domestic Subsidiary is a party, and (B) the Organizational Documents of such Domestic Subsidiary.

(vi)          Good Standing or Full Force and Effect Certificates.  Such Domestic Subsidiary shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for such Domestic Subsidiary, issued on or about the date that such Domestic Subsidiary is to become a Domestic Subsidiary Borrower hereunder, by the Secretary of State in the state or states where such Domestic Subsidiary is incorporated or formed or qualified as a foreign entity.

(vii)         Legal Opinion.  Such Domestic Subsidiary shall have delivered to Agent an opinion of counsel for such Domestic Subsidiary, in form and substance reasonably satisfactory to Agent.

(viii)        Miscellaneous.  Borrowers and such Domestic Subsidiary shall have provided to Agent such other items and shall have satisfied such other conditions as may be reasonably required by Agent.

(b)           Additional Credit Party Bound by Provisions.  Upon satisfaction by Administrative Borrower and any such Domestic Subsidiary of the requirements set forth in subsection (a) above, Agent shall promptly notify Administrative Borrower and the Lenders, whereupon such Domestic Subsidiary shall be designated a “Domestic Subsidiary Borrower” pursuant to the terms and conditions of this Agreement, and such Domestic Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to Borrowers as if such Domestic Subsidiary Borrower had been the original party making such representations, warranties and covenants.

ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1.  Requirements of Law.

(a)           If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)          shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrowers shall pay to such Lender, promptly after receipt of a written request (or, if required by Administrative Borrower, a certificate of such Lender specifying the basis for such request) therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount in reasonable detail), Borrowers shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           For purposes of this Section 3.1, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)           A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower (with a copy to Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable.  The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)           Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 to the extent such Lender has not made demand therefore (as set forth above) within two hundred seventy (270) days after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.2.  Taxes.

(a)           All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)           Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  As promptly as possible thereafter, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party and Borrowers shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.

(c)           If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender.  If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(d)           Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Administrative Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (d) that such Non-U.S. Lender is not legally able to deliver.

(e)           The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

(f)            For any period with respect to which a Non-U.S. Lender has failed to provide Borrowers with the appropriate form, statement or other document described in subsection (d) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which the form otherwise is not required under subsection (d) above), such Non-U.S. Lender shall not be entitled to indemnification under Section 3.2(a) or (b) with respect to any additional Taxes imposed by the United States solely by reason of such failure.

(g)           If any Lender is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax and the Company shall have previously paid in full such withholding tax prior to such reduction, the Company may withhold from any interest payment to such Lender an amount equivalent to the reduction in the applicable withholding tax.

Section 3.3.  Funding Losses.  Borrowers agree to indemnify each Lender, promptly after receipt of a written, reasonably detailed certification and request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 11.3(d) or 11.12 hereof.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error.  The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.3 to the extent such Lender has not made demand therefore (as set forth above) within two hundred seventy (270) days after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.4.  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5.  Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)           If any Lender shall reasonably determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)           If Agent or the Required Lenders reasonably determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.6.  Replacement of Lenders.  Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Eurodollar Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the appropriate Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.10 hereof (provided that Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the appropriate Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

Section 3.7.  Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1.  Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)           all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)           Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)           no Default or Event of Default shall then exist or immediately after such Credit Event would exist;

(d)           no condition or event shall have occurred that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect; and

(e)           each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c), (d) and (e) above.

Section 4.2.  Conditions to the First Credit Event.  Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date.  The obligation of the Lenders, the

Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event (unless waived in writing by Agent):

(a)           Notes as Requested.  Each Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b)           Subsidiary Documents.  Each Guarantor of Payment shall have executed and delivered to Agent (i) a Guaranty of Payment, in form and substance reasonably satisfactory to Agent, and (ii) a Security Agreement and such other documents or instruments, as may be reasonably required by Agent to create or perfect the Liens of Agent in the assets of such Guarantor of Payment, all to be in form and substance reasonably satisfactory to Agent.

(c)           Pledge Agreements.  Each Credit Party that has a Subsidiary shall have (i) executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance reasonably satisfactory to Agent, with respect to the Pledged Securities, (ii) executed and delivered to Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities, and (iii) delivered to Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated).

(d)           Intellectual Property Security Agreements.

(i)            Each Credit Party that delivered to Agent an Intellectual Property Security Agreement in connection with the Prior Credit Agreements shall have executed and delivered to Agent an Intellectual Property Security Amendment, in form and substance reasonably satisfactory to Agent.

(ii)           Each Credit Party (other than a Credit Party required to deliver an Intellectual Property Security Amendment pursuant to subpart (i) above) that owns federally registered intellectual property shall have executed and delivered to Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to Agent.

(e)           Control Agreements.  Borrowers shall have delivered to Agent an executed Control Agreement, in form and substance reasonably satisfactory to Agent, for each Deposit Account and each Securities Account maintained by a Credit Party (other than (A) the Securities Account of Epiq held at Silicon Valley Bank (and more specifically described in a notice from Administrative Borrower to Agent), (B) any Deposit Account of a Credit Party with an average daily balance of less than Five Thousand Dollars ($5,000), (C) any Deposit Account that is swept on a daily basis to a Deposit Account subject to a Control Agreement and (D) as provided in Section 4.3(a) hereof), unless (i) a Control Agreement was already provided for such Deposit Account prior to the Closing Date, or (ii) otherwise agreed to by Agent in writing.

(f)            Real Estate Matters.  With respect to each parcel of the Real Property owned by a Credit Party, Borrowers shall have delivered to Agent:

(i)            an opinion of counsel with respect to the enforceability of the Mortgage Amendment executed and delivered on the Closing Date, in form and substance reasonably satisfactory to Agent and the Lenders;

(ii)           a fully executed original of each Mortgage Amendment; and

(iii)          with respect to each parcel of the Real Property, an updated loan policy of title insurance reasonably acceptable to Agent.

(g)           Lien Searches.  With respect to the property owned or leased by each Credit Party and any other property securing the Obligations, Borrowers shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(h)           Officer’s Certificate, Resolutions, Organizational Documents.  Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(i)            Good Standing and Full Force and Effect Certificates.  Borrowers shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(j)            Legal Opinion.  Borrowers shall have delivered to Agent an opinion of counsel for each Credit Party, in form and substance reasonably satisfactory to Agent and the Lenders.

(k)           Insurance Policies.  Borrowers shall have delivered to Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements reasonably satisfactory to Agent and the Lenders, providing for adequate real property, personal property and liability insurance for each Company, with Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

(l)            Advertising Permission Letter.  Borrowers shall have delivered to Agent an advertising permission letter, authorizing Agent to publicize the transaction and specifically to use the names of Borrowers in connection with “tombstone” advertisements in one or more publications selected by Agent.

(m)          Agent Fee Letter, Closing Fee Letter and Other Fees.  Borrowers shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, (ii) executed and delivered to Agent, the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(n)           Closing Certificate.  Borrowers shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date.

(o)           Letter of Direction.  Borrowers shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(p)           No Material Adverse Change.  No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2010.

(q)           Miscellaneous.  Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 4.3.  Post-Closing Conditions.  On or before each of the dates specified in this Section 4.3, Borrowers shall satisfy each of the items specified in the subsections below:

(a)           No later than ninety (90) days after the Closing Date (unless a longer period is agreed to by Agent in writing), Borrowers shall have delivered to Agent an executed Control Agreement, in form and substance reasonably satisfactory to Agent, for each Deposit Account and each Securities Account maintained by Encore Legal Solutions, Inc. at First Business Capital Corp. (unless such accounts are closed prior to the expiration of such period).

(b)           No later than thirty (30) days after the Closing Date (unless a longer period is agreed to by Agent in writing), Borrowers shall have executed an appropriate endorsement on (or separate from) each Pledged Note listed on Schedule 7.4 hereto as of the Closing Date, and shall have deposited such Pledged Note with Agent.

ARTICLE V.  COVENANTS

Section 5.1.  Insurance.  Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as should be maintained in accordance with its reasonable business judgment; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Lender and certified by a Financial Officer.

Section 5.2.  Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue; except in the case of (a), (b) or (c), as would not reasonably be expected to have a Material Adverse Effect.

Section 5.3.  Financial Statements and Information.

(a)           Quarterly Financials.  Borrowers shall deliver to Agent, within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Epiq, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis and certified by a Financial Officer.

(b)           Annual Audit Report.  Borrowers shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Epiq, an annual audit report of the Companies for that year prepared on a Consolidated basis, and certified by an opinion (which shall be unqualified as to going concern or scope (other than a qualification or exception for the fiscal year ending within twelve (12) months immediately preceding the scheduled maturity of the Loans solely as a result of the Loans being characterized as short term Indebtedness solely as a result of such scheduled maturity) of an independent nationally recognized public accountant or a public accountant certified by the Public Company Accounting Oversight Board, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)           Compliance Certificate.  Borrowers shall deliver to Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)           Management Reports.  Borrowers shall deliver to Agent, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the systems, operations, financial condition or properties of the Companies.

(e)           Annual Budget.  Borrowers shall deliver to Agent, within thirty (30) days after the end of each fiscal year of Epiq, an annual budget of the Companies for the then current fiscal year, to be in form and detail reasonably satisfactory to Agent.

(f)            Shareholder and SEC Documents.  Borrowers shall deliver to Agent, as soon as available, copies of all material notices, reports, definitive proxy or other statements and other documents sent by Epiq to its shareholders generally, to the holders of any of its debentures or bonds generally or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Epiq (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Epiq’s securities.

(g)           Financial Information of the Companies.  Administrative Borrower shall use commercially reasonable efforts to deliver to Agent, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail reasonably satisfactory to Agent or such Lender.

Section 5.4.  Financial Records.  Each Company shall at all times maintain records and books of account, that  are true and correct in all material respects, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit Agent, or any representative of Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof; provided that, unless an Event of Default has occurred and is continuing, or unless otherwise agreed to by Epiq, in its sole discretion, Agent (and its designated representatives) shall be limited to one such inspection during each fiscal year of Epiq.

Section 5.5.  Franchises; Change in Business.

(a)           Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)           No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6.  ERISA Pension and Benefit Plan Compliance.

(a)           Generally.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  Borrowers shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  Borrowers shall, at the reasonable request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

(b)           Foreign Pension Plans and Benefit Plans.

(i)            For each existing, or hereafter adopted, Foreign Pension Plan and Foreign Benefit Plan, Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii)           All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in all material respects in accordance with the terms thereof, any funding agreements and all applicable laws.

(iii)          Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to Agent (A) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Administrative Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.

Section 5.7.  Financial Covenants.

(a)           Leverage Ratio.  Borrowers shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00.

(b)           Fixed Charge Coverage Ratio.  Borrowers shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

Section 5.8.  Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)           the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)           any loans granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Fifteen Million Dollars ($15,000,000) at any time outstanding;

(c)           the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d)           loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e)           Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)            Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(g)           unsecured Subordinated Indebtedness with subordination terms reasonably satisfactory to Agent, so long as the aggregate principal amount of all Subordinated Indebtedness for all Companies (including the Subordinated Indebtedness existing as of the Closing Date and referenced on Schedule 5.8 hereto), shall not exceed One Hundred Million Dollars ($100,000,000) at any time outstanding;

(h)           other Indebtedness (that does not constitute Non-Credit Party Exposure) of Foreign Subsidiaries, in addition to the Indebtedness listed above, in an aggregate amount for all Foreign Subsidiaries not to exceed Three Million Dollars ($3,000,000) at any time outstanding,; and

(i)            other Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Two Million Dollars ($2,000,000) at any time outstanding.

Section 5.9.  Liens.  No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)           Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)           other statutory or common law Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were incurred in the ordinary course of business, (ii) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (iii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)           Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d)           any Lien granted to Agent, for the benefit of the Lenders (and affiliates thereof that hold Secured Obligations);

(e)           the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

(f)            purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price (including shipping costs and taxes) and only attaches to the property being acquired;

(g)           easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h)           attachment, appeal bonds, judgments and other similar Liens to the extent such judgments and Liens do not, in the aggregate for all Companies, exceed One Million Dollars ($1,000,000) at any time;

(i)            Liens of a broker or depository institution encumbering deposit, margin, commodity trading or brokerage accounts held by such broker or depository institution incurred in the ordinary course of business;

(j)            Liens on assets of Foreign Subsidiaries securing loans permitted pursuant to Section 5.8(h) hereof, in an aggregate amount for all Foreign Subsidiaries not to exceed One Million Dollars ($1,000,000); or

(k)           other Liens, in addition to the Liens listed above, securing amounts, in the aggregate for all Companies, not to exceed One Million Dollars ($1,000,000) at any time.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with Indebtedness permitted pursuant to Section 5.8(h) hereof, the purchase or lease of fixed assets that prohibits Liens on such fixed assets or intellectual property licensing agreements) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10.  Regulations T, U and X.  No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.  Investments, Loans and Guaranties.  No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person (other than accounts receivable outstanding in the ordinary course of business), or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)            any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)           investments of the Companies in Cash Equivalents;

(iii)          loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8 hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

(iv)          the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;

(v)           any Permitted Investment or Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to or after giving effect to such loan, guaranty or investment;

(vi)          the purchase or holding of any stock or other equity interest that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof;

(vii)         any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding;

(viii)        any securities (whether debt or equity) received by a Company in the ordinary course of business in connection with the bankruptcy or reorganization of any customer or supplier of such Company;

(ix)           any investment received in connection with Dispositions permitted pursuant to Section 5.12 hereof, so long as any such investments that shall be securities are promptly pledged to Agent, for the benefit of the Lenders;

(x)            to the extent permitted by applicable law, notes from officers and employees in exchange for capital stock of a Company purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;

(xi)           any performance guaranty provided to a Person by a Company in connection with an Acquisition, provided that such guaranty (A) is not secured by any assets of a Credit Party, and (B) after giving effect to such guaranty, no Default or Event of Default shall exist under this Agreement; and

(xii)          other Investments not specifically listed above in an aggregate amount, for all Companies, not to exceed Two Million Dollars ($2,000,000) at any time outstanding.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12.  Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)           any Company (other than a Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person), (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the continuing or surviving Person), or (iii) any other Company, so long as both such Companies are Non-Credit Parties;

(b)           a Borrower may merge with another Borrower (provided that Epiq shall be the continuing or surviving Person);

(c)           any Company may sell, lease, transfer or otherwise dispose of any of its assets to (i) a Borrower, (ii) any Guarantor of Payment, or (iii) any other Company, so long as both such Companies are Non-Credit Parties;

(d)           any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer used  in such Company’s business for fair market value, as determined by the board of directors of Epiq;

(e)           any Company may sell or otherwise effect a Disposition (including cancellation of Indebtedness) of Cash Equivalents or non-core assets acquired pursuant to Acquisitions in the ordinary course of business for fair market value, as determined by the board of directors of Epiq; or

(f)            Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof and investments may be effected in accordance with the provisions of Section 5.11 hereof.

Section 5.13.  Acquisitions.  No Company shall effect an Acquisition; provided that a Company may effect an Acquisition with the prior written consent of the Required Lenders or so long as such Acquisition meets all of the following requirements:

(a)           in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity (and in all cases, Epiq shall be a surviving entity);

(b)           in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(c)           the business to be acquired shall be reasonably similar to the lines of business of the Credit Parties or a reasonable extension thereof;

(d)           no Default or Event of Default shall exist prior to or after giving pro forma effect to such Acquisition;

(e)           Borrowers shall have provided to Agent and the Lenders, at least ten Business Days prior to such Acquisition (or, if the aggregate Consideration paid for such Acquisition is less than Twenty-Five Million Dollars ($25,000,000), within five Business Days after the completion of such Acquisition), historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Epiq showing (i) pro forma compliance with Sections 5.7 and 5.13(g) through (j) hereof, both before and after giving effect to the proposed Acquisition, (it being understood that, in the calculation of Fixed Charge Coverage Ratio, (A) the EBITDA of the business to be acquired shall be included in Consolidated EBITDA as if the Acquisition had been completed on the first day of the measurement period, (B) Consolidated Interest Expense shall be recalculated as if any debt incurred or assumed as a result of the Acquisition had been in place for the entire measurement period, and (C) aside from the adjustment in subparts (A) and (B) above, the fixed charges of the business to be acquired shall not be included in the calculation of Fixed Charge Coverage Ratio, and (ii) positive EBITDA for the acquired entity during the most recently completed four fiscal quarters of such entity;

(f)            such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(g)           Borrowers shall have Liquidity of no less than Ten Million Dollars ($10,000,000) after giving effect to such Acquisition;

(h)           the aggregate amount of (i) cash Consideration (exclusive of the issuance of equity) paid for any such Acquisition (or related series of Acquisitions) would not exceed One Hundred Twenty-Five Million Dollars ($125,000,000), and (ii) Consideration paid for any such Acquisition (or related series of Acquisitions) would not exceed One Hundred Seventy-Five Million Dollars ($175,000,000);

(i)            the aggregate cash Consideration (exclusive of the issuance of equity) paid for all Acquisitions for all Companies, during the Commitment Period, would not exceed Two Hundred Fifty Million Dollars ($250,000,000); and

(j)            the aggregate Consideration paid for all Acquisitions for all Companies, during the Commitment Period, would not exceed Three Hundred Million Dollars ($300,000,000).

Section 5.14.  Notice.  Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders, in writing, whenever:

(a)           a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

(b)           a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; and

(c)           a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15.  Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment at any time, except that, so long as no Default or Event of Default shall then exist or, after giving proforma effect to such payment, thereafter shall begin to exist, any Company may make Capital Distributions.

Section 5.16.  Environmental Compliance.  Each Company shall comply in all material respects with any and all material Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise.  Borrowers shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in material violation of any material Environmental Law.  As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.  Each Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.17.  Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party or a Foreign Subsidiary) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees, (b) the payment of reasonable compensation and expense reimbursement to officers and employees for service actually rendered to any such Company, (c) indemnities and reimbursement paid to directors, (d) stock option and compensation plans of the Companies, (e) employment contracts with officers and management of the Companies, (f) transactions among Companies, (g) the repurchase of equity interests from former officers, directors and employees to the extent permitted by this Agreement, (h) advances and loans to officers and employees of the Companies to the extent permitted by this Agreement, and (i) other transactions specifically permitted under this Agreement.

Section 5.18.  Use of Proceeds.  Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies (including but not limited to, Acquisitions, capital expenditures, dividends and share repurchases, in each instance, as expressly permitted hereunder) and for the refinancing of existing Indebtedness.

Section 5.19.  Corporate Names and Locations of Collateral.  No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Administrative Borrower shall have provided Agent and the Lenders with at least thirty (30) days prior written notice thereof.  Administrative Borrower shall promptly notify Agent of (a) any material change in any location where any Company’s Inventory or Equipment is maintained, and any new locations where any material portion of any Credit Party’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Company’s chief executive office.  In the event of any of the foregoing or if deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s sole discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral.  Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Agent therefor if Agent pays the same.  Such amounts shall be Related Expenses hereunder.

Section 5.20.  Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)           Guaranties and Security Documents.  Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder) and Mortgages, as appropriate, such agreements to be prepared by Agent and in form and substance reasonably acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.  With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, Administrative Borrower shall provide to Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b)           Pledge of Stock or Other Ownership Interest.  With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of a Borrower or a Domestic Subsidiary, Borrowers shall deliver to Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by Agent and in form and substance reasonably satisfactory to Agent, and executed by the appropriate Credit Party; provided that (i) no such pledge shall include (A) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (B) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary, and (ii) if Agent, in its reasonable discretion, after consultation with Administrative Borrower, determines that the cost of delivery of any such share certificates is impractical or cost-prohibitive, then Agent may agree to forego (until such time as Agent determines it is practical to do so) the delivery of such share certificates.

(c)           Perfection or Registration of Interest in Foreign Shares.  With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.  Such perfection may include the requirement that the applicable Company promptly execute and deliver to Agent a separate pledge document (prepared by Agent and in form and substance reasonably satisfactory to Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit Agent to exercise any of its rights and remedies in respect thereof.

Section 5.21.  Collateral.  Each Borrower shall:

(a)           at all reasonable times and after reasonable prior notice, allow Agent and the Lenders by or through any of Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Borrower’s books and other records, including, without limitation, the tax returns of such Borrower, (ii) arrange for verification of such Borrower’s Accounts, under reasonable procedures, and (iii) examine and inspect such Borrower’s Inventory and Equipment (to the extent such Inventory and Equipment constitutes Collateral), wherever located, under reasonable procedures; provided that any such examination or verification shall be limited, except during the continuance of an Event of Default, to one visit per year;

(b)           use commercially reasonable efforts to promptly furnish to Agent or any Lender upon reasonable request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Agent or such Lender may reasonably request;

(c)           with respect to the Securities Account of Epiq (#48604181) held at Silicon Valley Bank, promptly cause to be delivered to Agent a Control Agreement with respect thereto if at any time (i) the Leverage Ratio is equal to or greater than 2.50 to 1.00, and the balance in such account exceeds Five Million Dollars ($5,000,000), or (ii) the Leverage Ratio is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00, and the balance in such account exceeds Ten Million Dollars ($10,000,000);

(d)           promptly notify Agent in writing upon the creation by any Credit Party of a Deposit Account or Securities Account not listed on the notice provided to Agent pursuant to Section 6.18 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by Agent in its commercially reasonable discretion;

(e)           promptly notify Agent and the Lenders in writing of any information that Borrowers have or may receive with respect to the Collateral or the Real Property that might reasonably be determined to materially and adversely affect the value thereof or the rights of Agent and the Lenders with respect thereto;

(f)            maintain such Borrower’s Equipment (that is necessary in the business of the Companies) in good operating condition and repair, ordinary wear and tear and casualty loss excepted, making all necessary replacements thereof in its reasonable business judgment so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(g)           deliver to Agent, to hold as security for the Secured Obligations, within ten Business Days after the written request of Agent, all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, if required by Agent in it commercially reasonable discretion, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to Agent;

(h)           provide to Agent, on a quarterly basis (as requested by Agent), a list of any patents, trademarks or copyrights that have been federally registered by a Credit Party since the last list so delivered, and, if required by Agent, provide for the execution of an appropriate Intellectual Property Security Agreement with respect thereto; and

(i)            upon the reasonable request of Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Agent may from time to time reasonably deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Borrower hereby authorizes Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral.  If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Credit Party, such Credit Party shall, upon request of Agent, (i) execute and deliver to Agent a short form security agreement, prepared by Agent and in form and substance reasonably satisfactory to Agent, and (ii) deliver such certificate or application to Agent and cause the interest of Agent, for the benefit of the Lenders, to be properly noted thereon.  Each Borrower hereby authorizes Agent or Agent’s designated agent (but without obligation by Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrowers shall promptly repay, reimburse, and indemnify Agent and the Lenders for any and all Related Expenses.  All Related Expenses are payable to Agent within thirty (30) days after demand therefor; after the occurrence of an Event of Default, Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at Agent or the Revolving Loans.

Section 5.22.  Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.  Borrowers shall provide Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business or any Investment Property that constitutes securities of a Foreign Subsidiary not required to be pledged pursuant to this Agreement) acquired by any Company subsequent to the Closing Date with an individual value in excess of One Million Dollars ($1,000,000).  In addition to any other right that Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent, whenever made, Borrowers shall, and shall cause each Guarantor of Payment to, grant to Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of each Borrower and Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which Agent does not have a first priority Lien.  Borrowers agree, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent may require.  Borrowers shall pay all recordation, legal and other expenses in connection therewith.

Section 5.23.  Restrictive Agreements.  Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) non-assignment provisions in leases or other agreements entered in the ordinary course of business, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.24.  Other Covenants and Provisions.  In the event that any Company shall enter into, or shall have entered into, any agreement evidencing Indebtedness of any Company or the Companies in excess of the amount of Ten Million Dollars ($10,000,000) wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants with the same force and effect as if such covenants were written herein.  In addition to the foregoing, Borrowers shall provide prompt written notice to Agent of the creation or existence of any agreement evidencing Indebtedness of any Company or the Companies in excess of the amount of Ten Million Dollars ($10,000,000) that has such more restrictive provisions.

Section 5.25.  Guaranty Under Material Indebtedness Agreement.  No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.26.  Amendment of Organizational Documents.  Without the prior written consent of Agent, no Company shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.

Section 5.27.  Fiscal Year of Each Borrower.  No Borrower shall change the date of its fiscal year end without the prior written consent of Agent.  As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.

Section 5.28.  Further Assurances.  Borrowers shall, and shall cause each other Credit Party to, promptly upon request by Agent, or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments related to the Collateral as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to a Borrower, including the percentage of each class of stock or other equity interest owned by a Company, the location of its chief executive office and its principal place of business.  Each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2.  Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity.  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3.  Compliance with Laws and Contracts.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Company:

(a)           holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

(b)           is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

(c)           is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound;

(d)           has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company and no executive officer or director of any Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e)           is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and

(f)            is in compliance, in all material respects, with the Patriot Act.

Section 6.4.  Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 hereto, as of the Closing Date, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of Borrowers, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that would reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that would reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that would reasonably be expected to have a Material Adverse Effect.

Section 6.5.  Title to Assets.  Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.  As of the Closing Date, the Companies own the real estate listed on Schedule 6.5 hereto.

Section 6.6.  Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.  Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement.  No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with Indebtedness permitted pursuant to Section 5.8(h) hereof, the purchase or lease of fixed assets or an intellectual property licensing agreement that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7.  Tax Returns.  All federal and all material state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed, and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or as set forth on Schedule 6.7 hereto.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8.  Environmental Laws.  Each Company is in material compliance with all material Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  No material litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of any officer of any Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in material violation of any material Environmental Law.  As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9.  Locations.  As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto.  Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested; provided that a Landlord’s Waiver shall not be required for any location where assets of the Companies do not exceed One Million Dollars ($1,000,000) so long as such location is not the primary location of business records and accounts receivable records of the Companies.  As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Companies with a value in excess of One Million Dollars ($1,000,000) are located.

Section 6.10.  Employee Benefits Plans.

(a)           US Employee Benefit Plans.  Schedule 6.10 hereto identifies each ERISA Plan as of the Closing Date.  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur with respect to an ERISA Plan; (ii) full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan; (iii) the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements in accordance with GAAP; (iv) no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan; (v) with respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (A) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (B) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (C) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (D) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (E) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972; and (vi) with respect to any

Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

(b)           Foreign Pension Plan and Benefit Plans.  The Foreign Pension Plans are duly registered under all applicable laws which require registration.  Borrowers and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect.  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans that would reasonably be expected to have a Material Adverse Effect.

Section 6.11.  Consents or Approvals.  No material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12.  Solvency.  Each Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that such Borrower has incurred to Agent and the Lenders.  No Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13.  Financial Statements.  The audited Consolidated financial statements of Epiq, for the fiscal year ended December 31, 2010 furnished to Agent and the Lenders, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the date of such financial statements and the results of their operations for the period then ending.  As of the Closing Date, since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.14.  Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System of the United States of America).  Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.15.  Material Agreements.  Except as disclosed on Schedule 6.15 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) real estate lease, whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.16.  Intellectual Property.  Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known significant conflict with the rights of others.  Schedule 6.16 hereto sets forth, as of the Closing Date, all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

Section 6.17.  Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.17 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.18.  Deposit and Securities Accounts.  Borrower has provided to Agent a list of all banks, other financial institutions and Securities Intermediaries at which Borrower and any Domestic Guarantor of Payment maintain Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.19.  Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents (excluding budgets and projections), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not materially misleading.  On the Closing Date, after due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.20.  Investment Company; Other Restrictions.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.21.  Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

Section 7.1.  Security Interest in Collateral.  In consideration of and as security for the full and complete payment of all of the Secured Obligations, each Borrower hereby grants to Agent, for the benefit of the Lenders (and affiliates thereof that hold Secured Obligations), a security interest in the Collateral.  Borrowers and Agent, on behalf of the Lenders, hereby acknowledge and agree that, with respect to any ITU Application included within the Collateral, to the extent such an ITU Application would, under the Trademark Act, be deemed to be transferred in violation of 15 U.S.C. § 1060(a) as a result of the security interest granted herein, or otherwise invalidated or made unenforceable as a result of the execution or performance of this Agreement, no security interest shall be deemed to have been granted in such ITU Application (notwithstanding the provisions of this Agreement or any other Loan Document) until such time as the circumstances that would give rise to such violation, invalidation or unenforceability no longer exist.

Section 7.2.  Collections and Receipt of Proceeds by Borrowers.

(a)           Prior to the exercise by Agent and the Required Lenders of their rights under Article IX hereof, both (i) the lawful collection and enforcement of all of each Borrower’s Accounts, and (ii) the lawful receipt and retention by each Borrower of all Proceeds of all of such Borrower’s Accounts and Inventory shall be as the agent of Agent and the Lenders.

(b)           After the occurrence and during the continuance of an Event of Default, upon written notice to Administrative Borrower from Agent, after the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, a Cash Collateral Account shall be opened by Borrowers at the main office of Agent (or such other office as shall be designated by Agent) and all such lawful collections of each Borrower’s Accounts and such Proceeds of each Borrower’s Accounts and Inventory shall be remitted daily by each Borrower to Agent in the form in which they are received by such Borrower, either by mailing or by delivering such collections and Proceeds to Agent, appropriately endorsed for deposit in the Cash Collateral Account.  In the event that such notice is given to Administrative Borrower from Agent, no Borrower shall commingle such collections or Proceeds with any of such Borrower’s other funds or property or the funds or property of any other Borrower, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Agent, for the benefit of the Lenders.  In such case, Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence and during the continuance of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement.  If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Agent on its warranties of collection, Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account (other than a trust, tax withholding or payroll account) maintained by any Borrower with Agent or with any other Lender, and, in any event, retain the same and such Borrower’s interest therein as additional security for the Secured Obligations.  Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrowers for use in the business of Borrowers.  The balance in the Cash Collateral Account may be withdrawn by Borrowers upon termination of this Agreement and payment in full of all of the Secured Obligations (other than contingent indemnity obligations).

(c)           After the occurrence and during the continuance of an Event of Default, at Agent’s written request, each Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to Agent to which Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of Agent.

(d)           Agent, or Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of Borrowers to do so.  Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations (other than contingent indemnity obligations) are paid, (ii) exercisable by Agent at any time and without any request upon such Borrower by Agent to so endorse, and (iii) exercisable in the name of Agent or such Borrower.  Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Neither Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3.  Collections and Receipt of Proceeds by Agent.  Each Borrower hereby constitutes and appoints Agent, or Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations (other than contingent indemnity obligations):

(a)           to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Agent or such Borrower, any and all of such Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b)           to transmit to Account Debtors, on any or all of such Borrower’s Accounts, notice of assignment to Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of Agent or such Borrower, information concerning such Borrower’s Accounts and the amounts owing thereon;

(c)           to transmit to purchasers of any or all of such Borrower’s Inventory, notice of Agent’s security interest therein, and to request from such purchasers at any time, in the name of Agent or such Borrower, information concerning such Borrower’s Inventory and the amounts owing thereon by such purchasers;

(d)           to notify and require Account Debtors on such Borrower’s Accounts and purchasers of such Borrower’s Inventory to make payment of their indebtedness directly to Agent;

(e)           to take or bring, in the name of Agent or such Borrower, all steps, actions, suits, or proceedings deemed by Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(f)            to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same, into such Borrower’s Cash Collateral Account or, at the option of Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4.  Agent’s Authority Under Pledged Notes.  For the better protection of Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes or as set forth is Section 4.3 hereof) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with Agent, for the benefit of the Lenders.  Such Credit Party irrevocably authorizes and empowers Agent, for the benefit of the Lenders, to, during the occurrence and continuation of an Event of Default and upon two Business Days’ prior written notice to the Credit Parties, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as Agent, in its discretion, may deem advisable in connection with the forgoing; provided that nothing contained or implied herein or elsewhere shall obligate Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit Agent from settling, withdrawing or dismissing any action, suit or proceeding or require Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5.  Commercial Tort Claims.  If any Borrower shall at any time hold or acquire a Commercial Tort Claim in excess of One Million Dollars ($1,000,000), such Borrower shall promptly notify Agent thereof in a writing signed by such Borrower, that sets forth the details thereof and grants to Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to Agent.  Schedule 7.5 hereto lists all Commercial Tort Claims in excess of One Million Dollars ($1,000,000) in existence as of the Closing Date.

Section 7.6.  Use of Inventory and Equipment.  Until the exercise by Agent and the Required Lenders of their rights under Article IX hereof, each Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business or as otherwise permitted by this Agreement; provided that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of an Indebtedness; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Borrower’s business.

ARTICLE VIII.  EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1.  Payments.  If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan or any reimbursement obligation under any Letter of Credit that has been drawn, shall not be paid in full when due and payable.

Section 8.2.  Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.25 or 5.26 hereof.

Section 8.3.  Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4.  Representations and Warranties.  If any representation or warranty made in any Loan Document shall be false or misleading in any material respect.

Section 8.5.  Cross Default.  If any Company shall default in the payment of principal or interest due and owing (i) in an amount in excess of One Million Dollars ($1,000,000) beyond any period of grace provided with respect thereto; or (ii) under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6.  ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders reasonably determine would have a Material Adverse Effect, or (b) results in a Lien on assets of the Companies in excess of Two Million Dollars ($2,000,000).

Section 8.7.  Change in Control.  If any Change in Control shall occur.

Section 8.8.  Judgments.  There is entered against any Company:

(a)           a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Five Million Dollars ($5,000,000) (less (i) any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider and (ii) any money judgment to the extent such amounts are provided by funds in a valid escrow account or similar arrangement); or

(b)           any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of ten consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9.  Security.  If any Lien granted in this Agreement or any other Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement with respect to any material amount of Collateral and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion) and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.

Section 8.10.  Validity of Loan Documents.  If (a) any material provision of any material Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative in any material respect or in any material way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 8.11.  Solvency.  If a Borrower or Epiq Class Action & Claims Solutions, Inc., or any other Company with assets over Five Million Dollars ($5,000,000), shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within twenty (20) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; or (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company.

ARTICLE IX.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1.  Optional Defaults.  If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrowers to:

(a)           terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)           accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 9.2.  Automatic Defaults.  If any Event of Default referred to in Section 8.11 hereof shall occur:

(a)           all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b)           the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 9.3.  Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrowers shall immediately deposit with Agent, as security for the obligations of Borrowers and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Credit Party, as security for the obligations of Borrowers and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 9.4.  Offsets.  If there shall occur or exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrowers or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special (but excluding trust, tax withholding and payroll accounts)) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of any Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

Section 9.5.  Equalization Provisions.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any  Borrower (or through any Guarantor of Payment) on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6.  Collateral.  Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by any Borrower or otherwise provided in law or equity.  Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, Agent may require Borrowers to assemble the Collateral, which each Borrower agrees to do, and make it available to Agent and the Lenders at a reasonably convenient place to be designated by Agent. Agent may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall  be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Borrower.  After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as Agent may deem advisable, Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time.  No prior notice need be given to any Borrower or to any other Person in the case of any sale of Collateral that Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Agent shall give Borrowers not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made.  Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale.  At any such public sale, Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases.  After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrowers, and each Borrower shall remain liable for any deficiency.  In addition, Agent shall at all times have the right to obtain new appraisals of any Borrower or the Collateral, the cost of which shall be paid by Borrowers.

Section 9.7.  Other Remedies.  The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8.  Application of Proceeds.

(a)           Payments Prior to Exercise of Remedies.  Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that Agent shall have the right at all times to apply any payment received from Borrowers first to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses.

(b)           Payments Subsequent to Exercise of Remedies.  After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)            first, to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

(ii)           second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to Agent, and (C) any fees then accrued and payable to the Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(iii)          third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of

Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (iii), (B) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an affiliate of a then existing Lender), such amount to be based upon the net termination obligation of Borrowers under such Hedge Agreement, and (C) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subsection (iii); and

(iv)          finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

ARTICLE X.  THE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1.  Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2.  Note Holders.  Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 10.3.  Consultation With Counsel.  Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 10.4.  Documents.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5.  Agent and Affiliates.  KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders.  With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6.  Knowledge or Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 10.7.  Action by Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement.  Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.8.  Release of Collateral or Guarantor of Payment.  In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger or consolidation or similar event, permitted pursuant to this Agreement, Agent, at the request and expense of Borrowers, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.

Section 10.9.  Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 10.10.  Indemnification of Agent.  The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10.  The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11.  Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default does not exist, and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.  After any retiring Agent’s resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 10.12.  Fronting Lender.  The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith.  The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in this Article X with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Article X, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.

Section 10.13.  Swing Line Lender.  The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans.  The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 10.14.  Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to

(i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.15.  No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.16.  Other Agents.  Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “senior managing agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties, responsibilities or liabilities as a result thereof.

ARTICLE XI.  MISCELLANEOUS

Section 11.1.  Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2.  No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3.  Amendments, Waivers and Consents.

(a)           General Rule.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.9(b) and (c) hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           Exceptions to the General Rule.  Notwithstanding the provisions of subsection (a) of this Section 11.3, but subject to the provisions of Section 2.9(b) and (c) hereof, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Commitment hereunder (except as specified in Section 2.9(b) and (c) hereof), (ii) the extension of maturity of the Loans, the payment date of interest or scheduled principal hereunder, or the payment date of commitment fees payable hereunder, (iii) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or any reduction in the stated rate of commitment fees payable hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of any Borrower or Guarantor of Payment or of any material amount of collateral, securing the Secured Obligations, except as specifically permitted hereunder, or (vi) any amendment to this Section 11.3 or Section 9.5 or 9.8 hereof.

(c)           Provisions Relating to Special Rights and Duties.  No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent.  No provision of this Agreement relating to the rights or duties of the Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of the Fronting Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(d)           Replacement of a Non-Consenting Lender.  If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of the Required Lenders is not obtained (any Lender withholding consent as described in subparts (i) and (ii) hereof being referred to as a “Non-Consenting Lender”), then, so long as Agent is not the Non-Consenting Lender, Agent may, at the sole expense of Borrowers, upon notice to such Non-Consenting Lender and Administrative Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts, including any breakage compensation under Article III hereof).

(e)           Generally.  Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders.  Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4.  Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day).  All notices from a Borrower to Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by Agent or the Lenders, as the case may be.  For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer and Borrowers shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5.  Costs, Expenses and Documentary Taxes.  Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of Agent and all Related Expenses, including, but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses (excluding allocated costs of in-house counsel), of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  Borrowers also agree to pay on demand all costs and expenses (including Related Expenses) of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing.  In addition, Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6.  Indemnification.  Each Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and  employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees but excluding anticipated profits) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity.  No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9.  Binding Effect; Borrowers’ Assignment.  This Agreement shall become effective when it shall have been executed by each Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 11.10.  Lender Assignments.

(a)           Assignments of Commitments.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or 2.2(c), or Section 9.5 hereof.

(b)           Prior Consent.  No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld; provided that the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)           Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)           Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)           Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)            Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)           Deliveries by Borrowers.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.

(h)           Effect of Assignment.  Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)            Agent to Maintain Register.  Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11.  Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)           any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)           the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)           such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)           no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)            increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)           reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrowers agree that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.

Section 11.12.  Replacement of Affected Lenders.  Each Lender agrees that, during the time in which any Lender is an Affected Lender, Agent shall have the right (and Agent shall, if requested by Administrative Borrower), at the sole expense of Borrowers, upon notice to such

Affected Lender and Administrative Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by Administrative Borrower (unless an Event of Default shall exist) and Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(e) and (f) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 11.13.  Patriot Act Notice.  Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.14.  Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.15.  Investment Purpose.  Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.16.  Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or after the Original Closing Date (as such documents may have been amended or replaced) and the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.17.  Limitations on Liability of the Fronting Lender.  Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither the Fronting Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Fronting Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Fronting Lender, and the Fronting Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Fronting Lender’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Fronting Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Fronting Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.18.  General Limitation of Liability.  No claim may be made by any Credit Party, any Lender, Agent, the Fronting Lender or any other Person against any Credit Party, Agent, the Fronting Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrowers, each Lender, Agent and the Fronting Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.19.  No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.20.  Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.21.  Governing Law; Submission to Jurisdiction.

(a)           Governing Law.  This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b)           Submission to Jurisdiction.  Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Fourth Amended and Restated Credit and Security Agreement as of the date first set forth above.

Address:	501 Kansas Avenue	EPIQ SYSTEMS, INC.
Kansas City, Kansas 66105
	Attn: Elizabeth M. Braham	By:
Elizabeth M. Braham
Executive Vice President & Chief Financial Officer

Signature Page 1 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION,
	Cleveland, Ohio 44114-1306	as Agent and as a Lender
Attn: Institutional Bank
By:
David A. Wild
Senior Vice President

Signature Page 2 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	380 Interlocken Crescent	SILICON VALLEY BANK,
	Suite 600	as a Co-Syndication Agent and as a Lender
Broomfield, Colorado 80021
	Attention:	By:
Name:
Title:

Signature Page 3 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	8182 Maryland Avenue	REGIONS BANK,
	St. Louis, Missouri 63015	as a Co-Syndication Agent and as a Lender
Attention:
By:
John Holland
Senior Vice President

Signature Page 4 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	999 18th Street	COMPASS BANK,
	Suite 2800	as a Co-Documentation Agent and as a Lender
Denver, Colorado 80202
	Attention:Joe Nimmons	By:
Joseph W. Nimmons
Vice President

Signature Page 5 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	PNC Bank, National Association	PNC BANK, NATIONAL ASSOCIATION,
	120 South Central Avenue	as a Co-Documentation Agent and as a Lender
Suite 800
	St. Louis, MO 63105	By:
		Name:	David Bentzinger
		Title:	Senior Vice President

Signature Page 6 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	28 State Street	RBS CITIZENS, NATIONAL ASSOCIATION
	Boston, MA 02109	as Senior Managing Agent and as a Lender
Attention: William Granchelli
By:
		Name:	William F. Granchelli
		Title:	Senior Vice President

Signature Page 7 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:		FIFTH THIRD BANK

	Attention:	By:
Name:
Title:

Signature Page 8 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	231 S. Bemiston, Ste. 700	ASSOCIATED BANK, N.A.
St. Louis, Mo 63105
	Attention: Mark Weitekamp	By:
		Name:	Mark Weitekamp
		Title:	Senior Vice President

Signature Page 9 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	165 Madison Avenue, 10th Floor	FIRST TENNESSEE BANK NATIONAL
	Memphis, TN 38103	ASSOCIATION
Attention: Bob Nieman
By:
		Name:	Bob Nieman
		Title:	Senior Vice President

Signature Page 10 of 11 to

Fourth Amended and Restated Credit and Security Agreement

Address:	106 South Main Street, TOW91	FIRSTMERIT BANK, N.A.
Akron, OH 44308
	Attention: Capital Markerts	By:
		Name:	Robert G. Morlan
		Title:	Senior Vice President

Signature Page 11 of 11 to

Fourth Amended and Restated Credit and Security Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	15.3846153846154%	$50,000,000	$50,000,000
Silicon Valley Bank	12.3076923076923%	$40,000,000	$40,000,000
Regions Bank	12.3076923076923%	$40,000,000	$40,000,000
BBVA Compass	15.3846153846154%	$50,000,000	$50,000,000
PNC Bank, National Association	12.3076923076923%	$40,000,000	$40,000,000
RBS Citizens, National Association	12.3076923076923%	$40,000,000	$40,000,000
Fifth Third Bank	7.6923076923077%	$25,000,000	$25,000,000
Associated Bank, N.A.	4.6153846153846%	$15,000,000	$15,000,000
First Tennessee Bank National Association	4.6153846153846%	$15,000,000	$15,000,000
FirstMerit Bank, N.A.	3.0769230769231%	$10,000,000	$10,000,000
Total Commitment Amount	100.00%	$325,000,000	$325,000,000

SCHEDULE 2

DOMESTIC SUBSIDIARY BORROWERS

None as of the Closing Date.

SCHEDULE 3

GUARANTORS OF PAYMENT

Epiq Systems Acquisition, Inc., a New York corporation
Epiq Class Action & Claims Solutions, Inc., a Rhode Island corporation
Epiq Bankruptcy Solutions, LLC, a New York limited liability company
Hilsoft, Inc., a Pennsylvania corporation
Epiq Financial Balloting Group, LLC, a New York limited liability company
Epiq eDiscovery Solutions, Inc., a Delaware corporation
Epiq Preference Solutions, LLC, a New York limited liability company
Epiq Document Review Solutions, LLC, a Delaware limited liability company
Epiq Systems Holding Company, a Delaware corporation

Jupiter eSources LLC, an Oklahoma limited liability company

Encore Intermediate Holdco, Inc., a Delaware corporation

Encore Legal Solutions, Inc., a Delaware corporation

SCHEDULE 4

PLEDGED SECURITIES

Grantor (owner of Record of such Pledged Securities)	Issuer	Pledged Equity Description	Percentage of Outstanding Shares *	Certificate (Indicate No.)
Epiq Systems, Inc.	Epiq Systems Acquisition, Inc.	1,000 shares	100%	1

	Epiq Class Action & Claims Solutions, Inc. (f/k/a Poorman Douglas Corporation)	7,000 common shares	100%	2

	Epiq Systems Holding B.V.	117 shares	65%	N/A

	Epiq Systems Holding Company	100 shares	100%	1

Epiq Systems Acquisition, Inc.	Epiq Bankruptcy Solutions, LLC (f/k/a Bankruptcy Services, LLC)	100% of membership interests	100%	5

	Hilsoft, Inc.	1,000 shares	100%	6

	Epiq Financial Balloting Group, LLC (f/k/a Financial Balloting Group, LLC)	100% of membership interests	100%	1

	Epiq eDiscovery Solutions, Inc. (f/k/a nMatrix, Inc.)	200 common shares	100%	3

	Epiq Preference Solutions, LLC (f/k/a Epiq Advisory Services, LLC)	100% of membership interests	100%	1

	Epiq Data Services, LLC	100% of membership interests	100%	1

Epiq eDiscovery Solutions, Inc.	Epiq Document Review Solutions, LLC	100% of membership interests	100%	1

Epiq Systems Holding Company	Jupiter eSources LLC	100% of membership interests	100%	1

	Encore Intermediate Holdco, Inc.	1000 shares	100%	101

Encore Intermediate Holdco, Inc.	Encore Legal Solutions, Inc.	1,000 common shares	100%	100

* 100% of non-voting shares and equity interests and 65% of voting shares or equity interest of each first-tier Foreign Subsidiary constitute Pledged Securities.

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	April 25, 2011

FOR VALUE RECEIVED, the undersigned, EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                    (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Fourth Amended and Restated Credit and Security Agreement dated as of April 25, 2011, among Borrower, the Domestic Subsidiary Borrowers, as defined therein, the Lenders, as defined therein, KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), Silicon Valley Bank and Regions Bank, as co-syndication agents, BBVA Compass and PNC Bank, National Association, as co-documentation agents, and RBS Citizens, National Association, as senior managing agent, as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

EPIQ SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF

SWING LINE NOTE

$5,000,000	April 25, 2011

FOR VALUE RECEIVED, the undersigned, EPIQ SYSTEMS, INC., a Missouri corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

FIVE MILLION AND 00/100	DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Fourth Amended and Restated Credit and Security Agreement dated as of April 25, 2011, among Borrower, the Domestic Subsidiary Borrowers, as defined therein, the Lenders, as defined therein, KeyBank National Association, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), Silicon Valley Bank and Regions Bank, as co-syndication agents, BBVA Compass and PNC Bank, National Association, as co-documentation agents, and RBS Citizens, National Association, as senior managing agent, as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER.  BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

EPIQ SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF

NOTICE OF LOAN

                                    , 20

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-0616

Attention:   Institutional Bank

Ladies and Gentlemen:

The undersigned, EPIQ SYSTEMS, INC., a Missouri corporation (“Administrative Borrower”), refers to the Fourth Amended and Restated Credit and Security Agreement, dated as of April 25, 2011 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among Administrative Borrower, the Domestic Subsidiary Borrowers named therein, the Lenders, as defined in the Credit Agreement, KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), Silicon Valley Bank and Regions Bank, as co-syndication agents, BBVA Compass and PNC Bank, National Association, as co-documentation agents, and RBS Citizens, National Association, as senior managing agent, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrowers hereby request a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)                                  The Borrower requesting the Proposed Loan is                         .

(b)                                 The Business Day of the Proposed Loan is                     , 20    .

(c)                                  The amount of the Proposed Loan is $                              .

(d)                                 The Proposed Loan is to be a Base Rate Loan          / Eurodollar Loan       / Swing Loan          . (Check one.)

(e)                                  If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month       , two months       , three months       , six months         . (Check one.)

The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)                                     the representations and warranties contained in Article VI of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any thereof expressly relate to an earlier date;

(ii)                                  no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)                               the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

EPIQ SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                  I am the duly elected [Chief Financial Officer] [Vice President of Finance] [Controller] [Treasurer] of EPIQ SYSTEMS, INC., a Missouri corporation (“Epiq” and, together with each Domestic Subsidiary Borrower, as defined in the Credit Agreement, as hereinafter defined, “Borrowers”);

(2)                                  I am familiar with the terms of that certain Fourth Amended and Restated Credit and Security Agreement, dated as of April 25, 2011, among Borrowers, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), Silicon Valley Bank and Regions Bank, as co-syndication agents, BBVA Compass and PNC Bank, National Association, as co-documentation agents, and RBS Citizens, National Association, as senior managing agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

(3)                                  The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)                                  The representations and warranties made by Borrowers contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof, except to the extent that any thereof expressly relate to an earlier date; and

(5)                                  Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the        day of                   , 20      .

EPIQ SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                              (the “Assignor”) and                                              (the “Assignee”) is dated as of                 , 20    .  The parties hereto agree as follows:

1.             Preliminary Statement.  Assignor is a party to a Fourth Amended and Restated Credit and Security Agreement, dated as of April 25, 2011 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among EPIQ SYSTEMS, INC., a Missouri corporation (“Epiq”), the Domestic Subsidiary Borrowers named therein (together with Epiq, collectively, “Borrowers” and, individually, each a “Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), Silicon Valley Bank and Regions Bank, as co-syndication agents, BBVA Compass  and PNC Bank, National Association, as co-documentation agents, and RBS Citizens, National Association, as senior managing agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.             Assignment and Assumption.  Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings.  After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.             Assignment Effective Date.  The Assignment Effective Date (the “Assignment Effective Date”) shall be [                         ,         ] (or such other date agreed to by Agent).  On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)           receipt by Agent of  this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by Administrative Borrower;

(b)           receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10(d) of the Credit Agreement;

(c)           receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, and (iv) such other information as Agent shall request; and

(d)           receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.             Payment Obligations.  In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor.  Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.             Credit Determination; Limitations on Assignor’s Liability.  Assignee represents and warrants to Assignor, Borrowers, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; and (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of any Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrowers, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit.  Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own gross negligence or willful misconduct.  Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6.             Indemnity.  Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.             Subsequent Assignments.  After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.             Reductions of Aggregate Amount of Commitments.  If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.             Acceptance of Agent; Notice by Assignor.  This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of Administrative Borrower; provided that the execution of this Assignment Agreement by Agent and, if necessary, by Administrative Borrower is evidence of such acceptance and consent.

10.           Entire Agreement.  This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.           Governing Law.  This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

12.           Notices.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.           Counterparts.  This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

14.           JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND ANY OF THE BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

Address:

Attn:	By:
Phone:	Name:
Fax:	Title:

ASSIGNEE:

Address:

Attn:	By:
Phone:	Name:
Fax:	Title:

Accepted and Consented to this day	Accepted and Consented to this day
of , 20 :	of , 20 :

KEYBANK NATIONAL ASSOCIATION,	EPIQ SYSTEMS, INC.
as Agent

By:	By:
Name:	Name:
Title:	Title:

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE

	A.	Assigned Percentage	%

	B.	Assigned Amount	$

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignee’s Commitment Percentage under the Credit Agreement	%

	B.	Assignee’s Commitment Amount under the Credit Agreement
$

III.	ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignor’s Commitment Percentage under the Credit Agreement	%

	B.	Assignor’s Commitment Amount under the Credit Agreement	$

EXHIBIT F

FORM OF

DOMESTIC SUBSIDIARY BORROWER ASSUMPTION AGREEMENT

This DOMESTIC SUBSIDIARY BORROWER ASSUMPTION AGREEMENT (“Agreement”) is made effective as of [                           ], 20[    ], by and among [                          ], a [                          ] (the “Obligor”), EPIQ SYSTEMS, INC., a Missouri corporation (“Epiq”), each Domestic Subsidiary Borrower, as defined in the Credit Agreement, as hereinafter defined (each such Domestic Subsidiary Borrower, together with Epiq, shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement (“Agent”), on behalf of and for the benefit of the Lenders, as defined in the Credit Agreement.

WHEREAS, Borrowers, Agent and the Lenders are parties to that certain Fourth Amended and Restated Credit and Security Agreement, dated as of April 25, 2011 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”, each capitalized term not defined herein being used herein as therein defined) wherein Agent and the Lenders have agreed to make Loans to Borrowers, and the Fronting Lender has agreed to issue Letters of Credit to Borrowers on behalf of the Lenders, all upon certain terms and conditions;

WHEREAS, pursuant to Section 2.13(a) of the Credit Agreement, Borrowers have requested that, effective on [                   ], 20[    ] (the “Assumption Effective Date”), the Obligor shall be designated as a “Domestic Subsidiary Borrower” under the Credit Agreement; and

WHEREAS, Agent and the Lenders are willing to permit the Obligor to become a “Domestic Subsidiary Borrower” under the Credit Agreement and the Lenders are willing to make Loans to the Obligor and issue Letters of Credit for the account of the Obligor pursuant to the Commitment (for the Obligor, on a joint and several basis with the other Borrowers), upon certain terms and conditions as set forth in the Credit Agreement, one of which is that the Obligor shall assume all of the obligations of a Borrower under the Credit Agreement and the Related Writings, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to the Obligor and the other Borrowers by Agent and the Lenders, and for other valuable consideration;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligor hereby agrees as follows:

1.             Assumption.         On and after the Assumption Effective Date, the Obligor irrevocably and unconditionally assumes all of the obligations of a Borrower under the Credit Agreement and the Related Writings and shall be liable for all of the Obligations, as defined in the Credit Agreement, on a joint and several basis with the other Borrowers, as fully as if the Obligor had been an original party to the Credit Agreement, including, but not limited to assuming liability for (a) all Loans and Letters of Credit, (b) all other indebtedness now owing or hereafter incurred by one or more Borrowers to Agent and the Lenders pursuant to the Credit Agreement and the other Loan Documents executed in connection therewith, and (c) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part.

2.             The Obligor Party to the Credit Agreement.  On and after the Assumption Effective Date, the Obligor shall (a) be designated a “Domestic Subsidiary Borrower” pursuant to the terms and conditions of the Credit Agreement, and (b) become bound by all representations, warranties, covenants, provisions and conditions of the Credit Agreement and each other Loan Document applicable to Borrowers, as if the Obligor had been the original party making such representations, warranties and covenants.

3.             Security Interest.  In consideration of and as security for the full and complete payment of all of the Secured Obligations, Obligor hereby grants to Agent, for the benefit of the Lenders, a security interest in the Collateral of Obligor.

4.             Representations and Warranties of the Obligor.  The Obligor represents and warrants to Agent and each Lender that:

(a)           the Obligor is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in each state or jurisdiction where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect;

(b)           the Obligor has full power, authority and legal right to execute and deliver this Agreement, and to perform and observe the provisions hereof and of the Credit Agreement and the Notes (if any) executed by the Obligor, and the officers acting on behalf of the Obligor have been duly authorized to execute and deliver this Agreement;

(c)           this Agreement, the Credit Agreement and the Notes (if any) executed by the Obligor are each valid and binding upon the Obligor and enforceable against the Obligor in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity; and

(d)           each of the representations and warranties set forth in Article VI of the Credit Agreement applicable to Borrowers are true and complete in all material respects with respect to the Obligor as a Domestic Subsidiary Borrower under the Credit Agreement, except to the extent that any thereof expressly relate to an earlier date.

5.             Representations and Warranties of Borrowers and the Obligor.  Borrowers and the Obligor represent and warrant to Agent and each Lender that:

(a)           no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Agreement or by the performance or observance of any provision hereof; and

(b)           neither the execution and delivery of this Agreement, nor the performance and observance of the provisions hereof, by the Obligor violate or conflict with the Organizational Documents of Obligor, or any law applicable to Obligor or result in a breach of any provision of or constitute a default under any material agreement to which Obligor is a party.

6.             Obligations of Borrowers and Each Guarantor Not Affected.  Anything herein to the contrary notwithstanding, Borrowers and each Guarantor of Payment shall remain bound by the terms and conditions of all of the Loan Documents to which such Borrower or Guarantor of Payment is a party, regardless of the assumption of the Obligations by the Obligor hereunder, or the enforceability thereof or of any of the Loan Documents.  Each Borrower and Guarantor of Payment hereby confirms the Obligations of such Borrower or Guarantor of Payment, respectively, under the Loan Documents.

7.             Conditions Precedent.  Concurrently with the execution of this Agreement, Borrowers and the Obligor, as appropriate, shall:

(a)           satisfy each of the conditions set forth in Section 2.13(a) of the Credit Agreement;

(b)           pay all reasonable legal fees and expenses of Agent incurred in connection with this Agreement;

(c)           cause each Guarantor of Payment to consent and agree to and acknowledge the terms of this Agreement; and

(d)           provide such other items as may be reasonably required by Agent or the Lenders in connection with this Agreement.

8.             Binding Nature of Agreement.  All provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  This Agreement is a Related Writing as defined in the Credit Agreement.  This Agreement shall bind and benefit Borrowers, the Obligor, Agent and the Lenders and their respective successors and permitted assigns.

9.             Counterparts.  This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

10.           Ohio Law to Govern.  The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

11.           JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, THE LENDERS, THE OBLIGOR AND BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[OBLIGOR]

By:
Name:
Title:

EPIQ SYSTEMS, INC.

By:
Name:
Title:

[OTHER BORROWERS]

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
as Agent on behalf of and for the benefit of the Lenders

By:
Name:
Title:

GUARANTOR ACKNOWLEDGMENT

Each of the undersigned consents and agrees to and acknowledges the terms of the foregoing the Domestic Subsidiary Borrower Assumption Agreement, dated as of [                  ], 20[    ].  Each of the undersigned specifically agrees to the waivers set forth in such agreement, including, but not limited to, the jury trial waiver.  Each of the undersigned further agrees that the obligations of each of the undersigned pursuant to the Guaranty of Payment and any other Loan Document to which any of the undersigned is a party shall remain in full force and effect and be unaffected hereby.

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title: